Exhibit 99.1

December 3, 2024

Qurate Retail, Inc. Transfers Equity Listing to the Nasdaq Capital Market

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Qurate Retail, Inc. (“Qurate Retail” or the “Company”) (Nasdaq: QRTEA, QRTEB, QRTEP) announced that it received approval from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) to transfer the listing of the Company’s Series A common stock (“QRTEA”), Series B common stock, and 8.0% Series A Cumulative Redeemable Preferred Stock (collectively, the “Securities”) from the Nasdaq Global Select Market to the Nasdaq Capital Market. The listing of the Company’s Securities was transferred to the Nasdaq Capital Market at the opening of business on December 2, 2024. This follows the notice received from Nasdaq on June 10, 2024 that, based on the closing bid price for QRTEA for 30 consecutive business days, Qurate Retail no longer complied with the minimum bid price requirement for continued listing on the Nasdaq Global Select Market (the “Minimum Bid Price Requirement”).

Qurate Retail will be listed and traded on the Nasdaq Capital Market from December 2, 2024 through December 9, 2024 (the initial compliance date by which Qurate Retail was required to satisfy the Minimum Bid Price Requirement), following which Nasdaq may grant the company (subject to its compliance with the continued listing requirements of the Nasdaq Capital Market, other than the Minimum Bid Price Requirement) an additional 180-day extension to comply with the Minimum Bid Price Requirement, during which time Qurate would continue to trade on the Nasdaq Capital Market (the “New Compliance Period”). Qurate Retail has also confirmed to Nasdaq that it will effect a reverse stock split if necessary to regain compliance with the Minimum Bid Price Requirement prior to the expiration of the New Compliance Period. If at any time before the expiration of the New Compliance Period, if granted by Nasdaq, the bid price of QRTEA is at least $1.00 for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation of compliance for continued listing on the Nasdaq Capital Market.

There can be no assurance that Qurate Retail will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other applicable Nasdaq listing criteria, generally or for purposes of qualifying for an additional 180-day compliance period, or that Qurate Retail will be able to successfully implement a reverse stock split if it decides to pursue one.

Qurate Retail does not anticipate a material impact on its equity trading as a result of the transfer of listing. The Company does not intend to reapply for listing on the Nasdaq Global Select Market in the near term.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® (collectively, “Qurate Retail GroupSM”). Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 15 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, websites, mobile apps, social pages, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests.

Qurate Retail, Inc.
Shane Kleinstein, 720-875-5432

Source: Qurate Retail, Inc.